Exhibit 10.8

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (this “Agreement”) is entered into as of December 31, 2013, by and between COMERICA BANK (“Bank”) and NORTHERN POWER SYSTEMS, INC., a Delaware corporation (“Borrower”).

RECITALS: Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Borrower and Bank are parties to a Loan and Security Agreement dated December 1, 2011, as amended (the “Existing Loan Agreement”) which provides terms and conditions for a secured revolving line of credit for advances in an aggregate amount from time to time outstanding of up to Six Million Dollars ($6,000,000) guaranteed by the Export-Import Bank of the United States.

On or about December 31, 2013, Northern Power Systems Utility Scale, Inc., a Delaware corporation, was merged into Borrower pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware, with the surviving entity being the Borrower.

Borrower has requested certain amendments to the Existing Loan Agreement.

AGREEMENT: The parties agree that the Existing Loan Agreement is as follows:

ARTICLE 1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A or as otherwise set forth herein. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

ARTICLE 2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.2 Overadvances. Reserved.

2.3 Interest Rates, Payments, and Calculations. The interest rate, payments and calculations are set forth in the Ex-Im Facility Documents.

2.4 Crediting Payments. Reserved.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. Borrower shall pay the facility fee as set forth in the Ex-Im Loan Documents.

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(b) Unused Facility Fee. Reserved.

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

ARTICLE 3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the Loan Documents, accompanied by certified copies of Borrower’s organizational documents;

(c) a financing statement (Form UCC-1);

(d) an agreement to furnish insurance;

(e) stock pledge agreements executed by Borrower and WPH for the Shares and the certificates for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank;

(f) a guaranty executed and delivered by WPH in form satisfactory to Bank, accompanied by an officer’s certificate of WPH with respect to incumbency and resolutions authorizing such execution and delivery;

(g) a subordination agreement executed and delivered by WPH in form satisfactory to Bank, accompanied by an officer’s certificate of WPH with respect to incumbency and resolutions authorizing such execution and delivery;

(h) payment of the fees and Bank Expenses then due specified in Section 2.5;

(i) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(j) an audit of the Collateral, the results of which shall be satisfactory to Bank;

(k) current financial statements, including (i) audited statements for WPH’s most recently ended fiscal year, together with an unqualified opinion of WPH’s accountants regarding those statements (unless such qualification is solely the result of a “going concern” related to

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insufficient access to capital and/or negative profits), (ii) company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and (iii) such other updated financial information as Bank may reasonably request;

(l) a current Borrowing Base Certificate as contemplated by Section 6.2(i);

(m) a current Compliance Certificate in accordance with Section 6.2;

(n) a Collateral Information Certificate in form satisfactory to Bank;

(o) an Automatic Loan Payment Authorization; and

(p) copies of the documents evidencing the Merger; and

(q) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

ARTICLE 4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral, in each case, subject only to Permitted Liens. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property (other than the Excluded IP), except in connection with Permitted Liens and Permitted Transfers; or (b) directly or indirectly enter into any agreement with any Person that prohibits or restricts or limits the ability of Borrower to create, incur, pledge or suffer to exist any Lien in favor of Bank upon any of Borrower’s Intellectual Property (other than the Excluded IP). Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect until Payment-in-Full.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any

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financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to exercise in its good faith credit judgment to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such commercially reasonable steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Lock Box.

(a) Borrower agrees that the Obligations shall be on a “remittance basis”. Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrower’s expense):

(i) A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Borrower expressly authorizes Bank, from time to time, to remove the contents from the Lock Box, for disposition in accordance with this Agreement. Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices; and

(ii) A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Dominion of Funds Account”) to which Bank shall have exclusive access and control. Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to the Dominion of Funds Account, and Borrower, at Bank’s request, shall include a like statement on all invoices. Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Dominion of Funds Account.

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(b) Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Lock Box or Dominion of Funds Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or Dominion of Funds Account, as applicable.

All items or amounts which are remitted to the Dominion of Funds Account, or otherwise delivered by or for the benefit of Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, be applied to the payment of outstanding Advances, whether then due or not, with the balance, if any, deposited to Borrower’s operating account maintained at Bank. After the occurrence and during the continuance of an Event of Default, all items or amounts remitted to the Lock Box, the Dominion of Funds Account or that Bank has otherwise received shall, in Bank’s sole discretion, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Borrower agrees that Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees and INCLUDING CLAIMS, DAMAGES, FINES, EXPENSES, LIABILITIES OR CAUSES OF ACTION OF WHATEVER KIND RESULTING FROM BANK’S OWN NEGLIGENCE except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the State of Delaware and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except for laptop computers and cell phones in the possession of Borrower’s employees and agents used for business purposes while out of the office, all Collateral is located solely in the Collateral States. The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

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5.4 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for (a) licenses granted by Borrower to its customers in the ordinary course of business, (b) software that is commercially available to the public and (c) non-material intellectual property licensed to Borrower. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10. Except as disclosed in the Schedule, all inventory and equipment of Borrower is located at the address indicated in Section 10 hereof.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that would reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

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5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Borrower has no Subsidiaries, except as set forth on the Schedule.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any inbound license or other similar agreement, the failure, breach, or termination of which would reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank in connection with the Loan Documents or the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, in light of the circumstances in which it is made, not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

ARTICLE 6. AFFIRMATIVE COVENANTS. Borrower covenants that, until Payment-in-Full, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering WPH and its Subsidiaries’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

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(b) as soon as available, but in any event within 150 days after the end of WPH’s fiscal year, audited consolidated and consolidating financial statements of WPH and its Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (unless such qualification is solely the result of a “going concern” related to insufficient access to capital and/or negative profits) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c) if applicable, copies of all statements, reports and notices sent or made available generally by WPH and/or Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more;

(e) if applicable, promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(f) as soon as available, but in any event not later than January 31 of each calendar year, Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s board of directors;

(g) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time;

(h) within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement;

(i) within 3 Business Days after the 15th day and last day of each calendar month, Borrower shall provide Bank the Export-Related Borrowing Base Certificate (as defined in the Borrower Agreement included in the Ex-Im Facility Documents) and reports detailing agings of Borrower’s accounts receivable and accounts payable and a schedule of Inventory bound for export, each report to be in form satisfactory to Bank;

(j) within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto; and

(k) immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing. Bank agrees to coordinate the timing of such audits with Borrower to accommodate Borrower’s standard monthly closing procedures so long as no Event of Default has occurred and is continuing beyond any applicable cure period or waived by Bank.

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Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $500,000.00.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional lender loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason other than nonpayment of premium in which case the insurer must give at least ten (10) days’ notice to Bank prior to cancellation of the policy. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

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6.6 Accounts. Borrower and its Subsidiaries shall maintain all their depository and operating accounts with Bank and their primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements), except that Borrower and its Subsidiaries may maintain deposit, operating and investment accounts in an aggregate amount not to exceed U.S. $400,000 at other banks (including banks outside of the United States) and without the need for control agreements.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) EBITDA. An EBITDA of not less than the amounts set forth below at the indicated dates, measured as of the end of each fiscal quarter for the one fiscal quarter then-ending, as follows:

Fiscal Quarter Date	Minimum EBITDA Amount
December 31, 2013	- $3,500,000
March 31, 2014	- $5,200,000

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall give Bank written notice in accordance with Section 6.2(viii) of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld or delayed.

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6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any license or other similar agreement (other than licenses for over-the-counter software or technology that is commercially available to the public), Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

ARTICLE 7. NEGATIVE COVENANTS. Borrower covenants and agrees that until Payment-in-Full, Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without 15 days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (i) such transactions do not in the aggregate exceed $500,000.00 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property. Borrower also hereby agrees not to: (a) sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber Borrower’s real property located at 29 Pitman Road, Barre, Vermont 05641 (“Vermont Facility”), except in connection with Permitted Liens and Permitted Transfers; or (b) directly or indirectly enter into any agreement with any Person that prohibits or restricts or limits the ability of Borrower to create, incur, pledge or suffer to exist any Lien in favor of Bank upon the Vermont Facility.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

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7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. Notwithstanding anything to the contrary contained herein, except for Permitted Investments, Borrower shall not, at any time, make or permit any Investment in any Subsidiary that is not a Domestic Subsidiary.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or WPH except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the locations set forth in the Schedule 7.10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest. In connection with clause (a) of this Section 7.10, Borrower shall cause to be executed and delivered to Bank a lessor’s agreement, in form and substance acceptable to Bank, within one week of closing on the sale and leaseback of the Vermont Location, pursuant to which the lessor acknowledges Bank’s security interest in the Inventory at the Vermont Location and permits Bank access to and possession of such Inventory.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 Payments of Subsidiary’s Expenses. Make any payment in respect of rent, payroll or any other operating expenses of any of its Subsidiaries other than payments of such expenses for Northern Power Systems, AG not to exceed U.S. $2,100,000 in the aggregate in any fiscal year.

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ARTICLE 8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.4, 6.5 or 6.6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect.

8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

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8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000.00 or that would reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments; Settlements. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or if a settlement or settlements is agreed upon for an amount individually or in the aggregate of at least $500,000 except for settlements that are covered by insurance with a reputable carrier as to which the relevant insurance company has acknowledged full coverage.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Guarantor.

ARTICLE 9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, in accordance with applicable law, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

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(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate during normal business hours. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge by Borrower, WPH or any affiliate of Borrower or WPH, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations then due any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

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Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right

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or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

ARTICLE 10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile or email to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Northern Power Systems, Inc. 29 Pitman Road Barre, Vermont 05641 Attn: Chief Financial Officer FAX: (802) 461-2998

with a copy to:	Northern Power Systems, Inc. 281 Winter Street Waltham, MA 02451 Attn: General Counsel FAX: (617) 871-1433

If to Bank:	Comerica Bank M/C 7578 39200 Six Mile Rd. Livonia, MI 48152 Attn: National Documentation Services

with a copy to:	Comerica Bank 100 Federal Street 28th Floor Boston, MA 02110 Attn: Song Hu FAX: ( ) Email: shu@comerica.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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ARTICLE 11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

ARTICLE 12. REFERENCE PROVISION.

In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(a) With the exception of the items specified in Section 12(b), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

(b) The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession-temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

(c) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

(d) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

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(e) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

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ARTICLE 13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right with notice given to the Borrower but without the consent of Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby

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received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans provided such prospective transferee has agreed to be subject to the terms of this Section or otherwise has entered into a comparable confidentiality agreement in favor of Borrower with a copy delivered to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.10 Amendment and Restatement. It is intended by the parties hereto that (a) all obligations of the parties under the Existing Loan Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents; and (b) except as expressly stated herein or amended hereby, the Existing Loan Agreement and the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all obligations thereunder; it being understood that it is the intent of the parties hereto that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Existing Loan Agreement and such rights, obligations and liabilities shall continue and remain outstanding, and that this Agreement amends, restates and replaces in its entirety the Existing Loan Agreement. On the Effective Date, each Loan Document that was in effect immediately prior to the Effective Date other than the Existing Loan Agreement and such other Loan Documents that are amended or amended and restated in connection herewith shall continue to be effective and, unless the context otherwise requires, any reference to the Existing Loan Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Loans or Obligations shall be deemed to refer to the Loans and Obligations under this Agreement. Prior to the Effective Date, all Loan Documents (as defined in the Existing Loan Agreement) shall remain in full force in effect in accordance with their existing terms.

[end of Agreement, signatures on next page]

- 21 -	LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the date first above written.

Northern Power Systems, Inc.		Comerica Bank

By:	/s/ Ciel Caldwell	By:	/s/ Song Hu
Name:	Ciel Caldwell	Name:	Song Hu
Title:	CFO	Title:	VP

LEGAL APPROVED
Initials:	/s/ EJM
Date:	11/17/14

- 22 -	LOAN AND SECURITY AGREEMENT

Exhibit A: Definitions

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Export Loan.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means Vermont, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

“Collateral State” means the state or states where the Collateral is located, which are Vermont, California and Washington.

“Compliance Certificate” means a certificate of Borrower’s chief executive officer or financial officer (i) setting forth Borrower’s compliance with the financial covenants set forth in Section 6.7 as of the date of those statements and (ii) stating that no Event of Default or Default has occurred, or if any such Event of Default or Default exists, stating its nature, the period of its existence, and what action Borrower proposes to take to correct or remedy it.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Domestic Subsidiary” means any Subsidiary whose principal place of business is located in the United States of America.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, plus (v) all non-cash or non-recurring expenses or charges for such period as approved by Bank on a case-by-case basis and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Ex-Im” means the Export-Import Bank of the United States.

“Ex-Im Facility Documents” means the Ex-Im Facility Letter Agreement, the Master Revolving Note (in the current principal amount of $6,000,000), the Loan Authorization Notice, the Borrower Agreement and the Economic Impact Certification, each dated as of February 28, 2013, as the same may be amended from time to time.

“Excluded IP” means Intellectual Property acquired by the Borrower through the Merger.

“Export Loans” means the loans advanced to Borrower under and pursuant to the Ex-Im Facility Documents.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request pursuant to the terms of the Ex-Im Facility Documents.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Ex-Im Facility Documents, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in Borrower’s business or financial condition, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.

“Merger” means the merger of Northern Power Systems Utility Scale, Inc., a Delaware corporation, into Borrower pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on December 31, 2013, with the surviving entity being the Borrower.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, Ex-Im Facility Loans and other amounts owed to Bank or any of its Affiliates by Borrower pursuant to this Agreement, the Ex-Im Facility Documents or any other agreement with the Bank or any of its Affiliates, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank or any of its Affiliates may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment-in-Full” means the payment and satisfaction of all of the Obligations (excluding contingent indemnification obligations as to which no claim has been asserted), and the termination of all of Bank’s obligations and commitments to make Credit Extensions.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $500,000.00 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness,

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $500,000.00 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Domestic Subsidiaries not to exceed $500,000.00 in the aggregate in any fiscal year;

(f) Investments not to exceed $500,000.00 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000.00 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c) Liens not to exceed $500,000.00 in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the properly encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) Worn-out or obsolete Equipment; or

(d) Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $200,000.00 at any time during the term of this Agreement.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices (including, but not limited to, the United States Patent and Trademark Office or the United States Copyright Office) identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Vermont Location” means 29 Pitman Road, Barre, Vermont 05641.

“WPH” means Wind Power Holdings, Inc., a Delaware corporation.

Exhibit B: Collateral Description Attachment to Loan and Security Agreement

All of Debtor’s right, title and interest in and to all personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of December 31, 2013, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Exhibit C: Loan Advance/Paydown Request Form

Exhibit D; Borrowing Base Certificate

Exhibit E; Compliance Certificate

SCHEDULE OF EXCEPTIONS

TO LOAN AND SECURITY AGREEMENT

Permitted Indebtedness (Exhibit A)

Indebtedness in the aggregate principal amount of $12,500,000 evidenced by Promissory Notes made by Borrower or Northern Power Systems Utility Scale, Inc. to WPH, which indebtedness is subordinated to the Obligations pursuant to a Subordination Agreement by WPH in favor of Bank.

Permitted Investments (Exhibit A)

None.

Permitted Liens (Exhibit A)

Mortgage Deed dated October 6, 2005 and recorded in Book 212 at Pages 481-484 of the Town of Barre Land Records on Borrower’s real property and equipment located at 29 Pitman Road, Barre, Vermont 05641 in favor of Vermont Economic Development Authority.

Due Organization and Qualification (Section 5.1).

Northern Power Systems AG is a corporation organized under the laws of Switzerland.

Collateral (Section 5.3)

Northern Power Systems, AG maintains an operating account at CreditSuisse.

Prior Names (Section 5.5)

Borrower was originally incorporated under the name of CB Wind Acquisition Corp.

Location of Inventory and Equipment (Section 5.5)

281 Winter Street, Waltham, MA (office equipment)

Litigation (Section 5.6)

None.

Subsidiaries (Section 5.10)

(1) Northern Power Systems, AG, a corporation organized in Switzerland

(2) Northern Power Systems S.r.l., a corporation organized in Italy

Inbound Licenses (Section 5.12)

None

Collateral Locations (Section 7.10)

29 Pitman Road, Barre, Vermont 05641

5225 7th Street E. Building 6 Fife, WA 98424

AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment No. 1 to Amended and Restated Loan and Security Agreement (“Amendment”) is made on June 30, 2014 (“First Amendment Effective Date”) between NORTHERN POWER SYSTEMS, INC., a Delaware corporation (“Borrower”) and COMERICA BANK, a Texas banking association (“Bank”).

Borrower and Bank entered into an Amended and Restated Loan and Security Agreement dated December 31, 2013 (“Loan and Security Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”).

Borrower and Bank have agreed to amend the terms of the Loan and Security Agreement as provided in this Amendment.

Accordingly, Borrower and Bank agree as follows:

1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Loan and Security Agreement.

2. Amendments. The Loan and Security Agreement is amended as follows:

(a) The following terms and their respective definitions are hereby added to Exhibit A of the Loan and Security Agreement in their respective alphabetical order:

“Guarantor(s)” means WPH and NPSBC.

“Liquid Assets” means, in respect of any applicable Person(s) and as of any applicable date of determination, the sum of unrestricted cash, unrestricted marketable securities, FDIC insured accounts and United States government securities of such Person(s) at such time, but excluding any assets held in a “401K” account, individual retirement account (IRA), pension or other type of retirement account or annuity, Rule 144 securities, securities pledged to secure any debt whether or not the debt is currently outstanding, securities not fully transferable until conditions are met, and assets held in joint accounts with any party who is not a Borrower or Guarantor.

“NPSBC” means Northern Power Systems Corp., a corporation organized under the Province of British Columbia.

“Unencumbered” means, in respect of any property or asset of any Person(s), such property or asset is free and clear of all Liens (other than Liens to or in favor of Bank), and no Lien of any nature whatsoever (other than Liens to or in favor of Bank) shall be placed or exist upon or in respect of any such property or asset.

(b) The following terms, which are defined in the Loan and Security Agreement, are hereby deleted:

“EBITDA”

(c) The following terms, which are defined in Exhibit A of the Loan and Security Agreement, are given the following amended definitions:

“Ex-Im Facility Documents” means the Ex-Im Facility Letter Agreement, the Master Revolving Note (in the principal amount of $6,000,000), the Loan Authorization Notice, the Borrower Agreement and the Economic Impact Certification, each dated as of June 30, 2014, as the same may be amended from time to time.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of licenses and similar arrangements for the use of the Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business.

“WPH” means Wind Power Holdings LLC, a Delaware limited liability company.

(d) Clauses (a), (b) and (c) of Section 6.2 of the Loan and Security Agreement are hereby deleted in their entirety and replaced with the following:

“(a) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering NPSBC and its Subsidiaries’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(b) as soon as available, but in any event within 120 days after the end of NPSBC’s fiscal year, audited consolidated and consolidating financial statements of NPSBC and its Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (unless such qualification is solely the result of a “going concern” related to insufficient access to capital and/or negative profits) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c) if applicable, copies of all statements, reports and notices sent or made available generally by NPSBC, WPH and/or Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;”.

(e) Section 6.6 of the Loan and Security Agreement is hereby deleted in its entirety and replaced with the following:

“6.6 Accounts. Borrower and Guarantors shall maintain all their depository and operating accounts with Bank and their primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements), except that Borrower and Guarantors may maintain deposit, operating and investment accounts in an aggregate amount not to exceed U.S. $500,000 at other banks (including banks outside of the United States) and without the need for control agreements.”

(f) Section 6.7 of the Loan and Security Agreement is hereby deleted in its entirety and replaced with the following:

“6.7 Financial Covenants. Borrower shall at all times maintain the following financial covenant:

(a) Liquid Assets. At all times, be and remain the owner of Unencumbered Liquid Assets having a value (as such value is determined by Bank) of not less than One Million Five Hundred Thousand Dollars ($1,500,000).

(g) Section 7.1 of the Loan and Security Agreement is hereby deleted in its entirety and replaced with the following:

“7.1 Intentionally Deleted.”

3. Consent. Bank confirms that, notwithstanding the provisions of Section 8.11 of the Loan and Security Agreement, it consents to the dissolution of WPH at any time (the “Dissolution”) provided that Bank shall have received, in form and substance satisfactory to Bank, each of the following:

(a) a stock pledge agreement executed by NPSBC for all shares of stock of Borrower owned by NPSBC and the certificates for such stock, together with Assignment(s) Separate from Certificate, duly executed in blank;

(b) a guaranty executed and delivered by NPSBC, in form satisfactory to Bank, accompanied by an officer’s certificate of NPSBC with respect to incumbency and resolutions authorizing such execution and delivery and certified copies of NPSBC’s organizational documents;

(c) a security agreement executed and delivered by NPSBC, in form satisfactory to Bank, pursuant to which NPSBC grants to Bank a first priority security interest in all tangible and intangible personal property of NPSBC, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing;

(d) a financing statement covering all assets of NPSBC in favor of Bank; and

(e) current SOS Reports indicating that there are no other security interests or Liens of record filed against the assets of NPSBC.

This provision is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the Dissolution which would otherwise be a violation of the terms and conditions of the Loan and Security Agreement.

4. Representations. Borrower represents, covenants and agrees that:

(a) Notwithstanding anything to the contrary in the Loan and Security Agreement, the Revolving Line is hereby terminated and cancelled, there being no Advances currently outstanding or hereafter permitted under such Revolving Line or the Loan and Security Agreement.

(b) The representations, warranties and covenants set forth in the Loan and Security Agreement shall continue to be applicable to the Ex-Im Facility Documents until Payment-in-Full of the Ex-Im Facility Loans.

(c) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Loan and Security Agreement and in each Loan Document remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Loan and Security Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(d) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s formation documents or any agreement, instrument, law, or order to which Borrower or any material portion of its assets is subject or bound.

(e) The bylaws of the Borrower delivered to Bank on or about December 1, 2011 remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and Borrower continues to be in good standing under the laws of the States of Delaware and Vermont.

(f) There is no default continuing under the Loan and Security Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

5. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following:

(a) this Amendment, duly executed by Borrower and the documents identified on attached Schedule 5, and such other agreements and instruments reasonably requested by Bank pursuant thereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower and/or other party as applicable;

(b) payment of Bank’s expenses (including reasonable attorneys’ fees) incurred through the date of this Amendment (it being acknowledged that the Bank is not charging an amendment fee in connection with this Amendment); and

(c) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

6. Post-Closing Condition. It is a condition to this Amendment that Borrower satisfy the following condition by the date indicated, and failure to do so shall constitute an Event of Default:

(a) By August 31, 2014, Borrower shall have delivered to Bank a pledge agreement in form and content satisfactory to Bank pursuant to which Borrower pledges 65% of the issued and outstanding equity interests of Northern Power Systems S.r.l. to Bank as security for the Obligations, along with the original certificates, if any, representing the pledged equity interests and an assignment separate from certificate on Bank’s form, duly executed in blank;.

7. No Other Changes. Except as specifically provided in this Amendment, it does not vary the terms and provisions of any of the Loan Documents. This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Loan and Security Agreement.

8. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Loan and Security Agreement and the Loan Documents and agree that they remain in full force and effect.

9. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

10. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

11. Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

12. No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Loan and Security Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

13. Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

14. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement. Facsimile copies of signatures or copies of signatures sent by electronic mail (as a “pdf” or “tif” attachment) shall be treated as manually signed originals for the purposes of this Amendment and the documents to be delivered pursuant to Section 5. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[end of amendment – signature page follows]

This Amendment No. 1 to Amended and Restated Loan and Security Agreement is executed and delivered as of the First Amendment Effective Date.

COMERICA BANK		NORTHERN POWER SYSTEMS, INC.

By:	/s/ Song Hu	By:	/s/ Ciel R. Caldwell
Name:	Song Hu	Name:	Ciel R. Caldwell
Title:	Vice President	Title:	Chief Financial Officer

LEGAL APPROVED

		Initials:	/s/ EJM
		Date:	11/17/14

Acknowledgement and Consent of Subordinated Creditor and Pledgor

The undersigned acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 1 to Amended and Restated Loan and Security Agreement (“Loan Agreement Amendment”), which Loan Agreement Amendment amends that certain Loan and Security Agreement dated as of December 31, 2013, between Borrower and Bank (“Loan and Security Agreement”) and $6,000,000 Master Revolving Note dated of even date herewith by Borrower to Bank (“Export Note”).

The undersigned acknowledges that Wind Power Holdings, Inc., a Delaware corporation (the “Corporation”), merged with and into a limited liability company (the “Merger”) on or about April 16, 2014, and the surviving entity is named Wind Power Holdings LLC, a Delaware limited liability company. The undersigned agrees that, notwithstanding the Merger, it remains bound as successor to the Corporation under the Subordination Agreement dated as of December 1, 2011 (the “Subordination Agreement”) and the Stock Pledge Agreement dated as of December 1, 2011, as amended (the “Stock Pledge Agreement”, together with the Subordination Agreement, the “WPH Agreements”).

The undersigned agrees that (i) the WPH Agreements remain in full force and effect and (ii) it has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, the foregoing Loan Agreement Amendment, the Loan and Security Agreement, the Export Note, or the other Loan Documents. The undersigned further represents that it is in compliance with all of the terms and conditions of the WPH Agreements.

“Pledgor” and “Subordinated Creditor”
WIND POWER HOLDINGS LLC

By:	/s/ Elliot J. Mark
Name:	Elliot J. Mark
Title:	Vice President
Dated:	June 30, 2014

SCHEDULE 5

CLOSING CHECKLIST

1.	Good Standing Certificate (DE, Vermont) (Borrower)
2.	Certified Copy of Articles of Organization (WPH)
3.	Operating Agreement (WPH)
4.	Authority to Support Another’s Borrowing and Incumbency Certificate (WPH)
5.	Good Standing Certificate (DE) (WPH)
6.	Copy of the Business Corporations Act Articles (NPS BC)
7.	Copy of the Notice of Articles (NPS BC)
8.	Authority to Support Another’s Borrowing and Incumbency Certificate (NPS BC)
9.	Good Standing Certificate (NPS BC)
10.	UCC and Tax Lien Searches – Summary List only (a) Borrower (DE)
11.	UCC and Tax Lien Searches – WPH (DE)
12.	PPSA Lien Searches – NPS BC (BC and ON)
13.	[Officer’s Certificate with Incumbency Certificate and Resolutions (Borrower)]
14.	Member’s Certificate with Incumbency Certificate and Resolutions (WPH)
15.	Officer’s Certificate with Incumbency Certificate and Resolutions (NPS BC)
16.	Certificates of Insurance (a) General Liability (naming Bank as additional insured) (b) Personal Property (naming Bank as lender’s loss payee)
17.	Amendment No. 1 to Amended and Restated Loan and Security Agreement
18.	Letter Agreement
19.	$6,000,000 Master Revolving Note
20.	Guaranty (WPH)
21.	Guarantee (NPS BC)
22.	Security Agreement (Deposit Account) – Borrower
23.	Original Stock Certificate, with Assignment Separate from Certificate
24.	Security Agreement (WPH)
25.	Security Agreement (NPS BC)
26.	UCC Financing Statement (Borrower – Securities Account)
27.	UCC Financing Statement (WPH)
28.	PPSA Filing (NPS BC)
29.	Securities Account Control Agreement with Comerica Securities, Inc.
30.	Joint Application for Working Capital Guaranty (with current Country Limitation Schedule provided by Comerica Trade Finance Group)
31.	Loan Authorization Notice
32.	Schedule A to Loan Authorization Notice
33.	Borrower Agreement
34.	Economic Impact Certification
35.	Waiver Letter
36.	Initial Borrowing Base Certificate (Export)
37.	Evidence of Satisfaction of Minimum Credit Criteria and Additionality Test
38.	Submission to Borrower of Country Limitation Schedule
39.	Submission to Ex-Im Bank of Ex-Im Bank Facility Fee, Application Fee, Joint Application and Loan Authorization Notice
40.	Submission to Ex-Im Bank of Notice of Loan Closing
41.	Acknowledgment and Consent of WPH re Stock Pledge Agreement and Lien Subordination Agreement
42.	Judicial Reference Letter – WPH
43.	Judicial Reference Letter – NPSBC

Schedule 5